EXHIBIT 99.1

Company Contacts:

Tamara A. Seymour CFO and Vice President, Finance & Administration Favrille, Inc. (858) 526-8035 tseymour@favrille.com	Pete De Spain Associate Director, Investor Relations & Corporate Communications Favrille, Inc. (858) 526-2426 pdespain@favrille.com

Favrille Announces New Data from Phase 2 Clinical Trial of FavId Following Rituxan in
Patients with Follicular B-Cell Non-Hodgkin’s Lymphoma

Abstract now available online; Additional long-term follow-up data to be presented at ASH
Annual Meeting in Atlanta on December 13, post-ASH briefing in New York on December 14

San Diego – November 15, 2005 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific immunotherapies for the treatment of cancer, announced today the online publication of its abstract containing long-term follow-up data from the Company’s Phase 2 clinical trial of FavId® following Rituxan® therapy in patients with follicular B-cell non-Hodgkin’s lymphoma (NHL). The abstract, entitled “Extended Follow-Up and Analysis with Central Radiological Review of Patients Receiving FavId (Id/KLH) Vaccine Following Rituximab,” is now available on the American Society of Hematology (ASH) website at www.hematology.org.

A total of 103 patients were enrolled in this Phase 2 trial, of which 89 had a stable disease or better response to Rituxan and received FavId, including 55 who were relapsed from or refractory to prior treatments and 34 who were treatment-naïve. The overall clinical response rate measured in the trial increased from 49 percent following Rituxan alone to 64 percent with the addition of FavId. In addition, the progression-free survival rate in the treatment-naïve and chemotherapy relapse populations remained at approximately 70 percent at 18 months from trial enrollment.

Notably, at the time of the abstract’s submission in August 2005, the 71 patients in this Phase 2 trial who would be eligible for the Company’s ongoing Phase 3 trial had not reached median time to disease progression (TTP). The Phase 2 trial was closed to enrollment in December 2003.

“We believe these data support the design and rationale of our ongoing Phase 3 clinical trial in the same patient populations,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “The combination regimen of Rituxan followed by FavId may extend time to disease progression and play an important role in the treatment of patients with B-cell NHL.”

Additional data from Favrille’s Phase 2 trial will be presented at the ASH Annual Meeting at the Georgia World Congress Center in Atlanta. Co-primary investigator Omer Koc, M.D., Staff Physician at the Cleveland Clinic Foundation, Hematology/Oncology, is scheduled to present these data on Tuesday, December 13, 2005 at 8:15 a.m. EST. In addition, Favrille’s management team will host a post-ASH briefing on Wednesday, December 14, 2005 at 4:30 p.m. EST to discuss the data in more detail. The briefing will be held at Le Parker Meridien in New York City.

Pivotal Phase 3 Trial Progress

Favrille expects to complete enrollment of its target of 342 evaluable patients in its pivotal Phase 3 clinical trial evaluating FavId following Rituxan in patients with follicular B-cell NHL by year end or soon thereafter. As of October 30, 2005, the Company has enrolled approximately 85 percent, or 290, of its target number of eligible patients since initiation of this registration trial in July 2004. Favrille anticipates an analysis on the secondary endpoint in the Phase 3 trial, response rate improvement (RRI), during the fourth quarter of 2006. RRI is defined as a change from stable disease to partial response or partial response to complete response after the initiation of FavId. The final analysis on the primary endpoint, TTP, is expected during the second half of 2007.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for FavId, including potential delays in patient enrollment; difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.